EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2013 First Quarter Results

STAMFORD, Conn., Feb. 6, 2013 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2013 first quarter, the three-month period ended December 31, 2012.

For the fiscal 2013 first quarter, Star reported an 11.9 percent increase in total revenue to $516.5 million, compared with total revenue of $461.5 million in the prior year period, due to an increase in home heating oil and propane volume and higher selling prices.

Home heating oil and propane volume for the fiscal 2013 first quarter increased by 6.0 million gallons, to 97.1 million gallons, as the impact of colder temperatures and the additional volume provided by acquisitions more than offset the impact of net customer attrition and other factors affecting volume. Temperatures in Star's geographic areas of operation for the fiscal 2013 first quarter were 15.8 percent colder than the fiscal 2012 first quarter but 7.4 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

During the fiscal 2013 first quarter, net income increased by $6.8 million, to $9.8 million, due largely to the after-tax impact of the colder weather.

Adjusted EBITDA increased by $10.5 million, to $29.8 million, as the favorable impact of colder temperatures, acquisitions, and storm-driven increases in motor fuel sales and service and installation revenue more than offset the volume decline in the base business attributable to net customer attrition and other factors.

"We were pleased to see colder weather in our first quarter versus fiscal 2012, albeit temperatures were still warmer than normal for the regions we serve," said Dan Donovan, Star Gas Partners' Chief Executive Officer. "In addition, as mentioned on our fiscal 2012 earnings call, we saw an increase in both our home heating oil and propane accounts due to, among other reasons, our rapid response and excellent service during and after the major storm in late October; these additions, combined with fewer customer losses, resulted in net growth of our account base during the first quarter. Our installation and maintenance revenue also rose primarily as a result of strong customer outreach following the storm in October. Overall, even as oil prices remain high, I am proud of what we've accomplished so far this fiscal year."

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;
  our operating performance and return on invested capital as compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies and each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, should not be considered in isolation and should be viewed in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a conference call and webcast tomorrow, February 7, 2013, at 11:00 a.m. (EST). The conference call dial-in number is 888-335-0893 or 970-315-0470 (for international callers). A webcast is also available at www.star-gas.com/events.cfm and at www.vcall.com

About Star Gas Partners, L.P.

Star Gas Partners, L.P. is the nation's largest retail distributor of home heating oil, based upon sales volume, operating throughout the Northeast and Mid-Atlantic. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward-Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products that we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2012 and under the heading "Risk Factors" in our Quarterly Report on Form 10-Q (the "Form 10-Q") for the fiscal Quarter ended December 31, 2012. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q and Form 10-K. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands)	December 31, 2012	September 30, 2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 14,316	$ 108,091
Receivables, net of allowance of $8,444 and $6,886, respectively	192,720	88,267
Inventories	83,148	47,465
Fair asset value of derivative instruments	977	5,004
Current deferred tax assets, net	23,308	25,844
Prepaid expenses and other current assets	30,888	26,848
Total current assets	345,357	301,519

Property and equipment, net	51,389	52,608
Goodwill	201,103	201,103
Intangibles, net	72,434	74,712
Deferred charges and other assets, net	9,111	9,405
Total assets	$ 679,394	$ 639,347

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$ 31,462	$ 22,583
Revolving credit facility borrowings	36,703	--
Fair liability value of derivative instruments	4,642	453
Accrued expenses and other current liabilities	83,562	78,518
Unearned service contract revenue	50,279	40,799
Customer credit balances	63,373	85,976
Total current liabilities	270,021	228,329

Long-term debt	124,382	124,357
Long-term deferred tax liabilities, net	7,035	8,436
Other long-term liabilities	16,694	18,080

Partners' capital
Common unitholders	287,546	286,819
General partner	94	97
Accumulated other comprehensive loss, net of taxes	(26,378)	(26,771)
Total partners' capital	261,262	260,145
Total liabilities and partners' capital	$ 679,394	$ 639,347

(tables to follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
(in thousands, except per unit data - unaudited)	2012	2011

Sales:
Product	$ 454,470	$ 406,669
Installations and service	62,055	54,805
Total sales	516,525	461,474
Cost and expenses:
Cost of product	356,613	316,673
Cost of installations and service	57,221	52,351
(Increase) decrease in the fair value of derivative instruments	7,965	7,118
Delivery and branch expenses	68,387	67,757
Depreciation and amortization expenses	4,358	3,629
General and administrative expenses	4,491	5,365
Operating income	17,490	8,581
Interest expense	(3,427)	(3,452)
Interest income	1,098	728
Amortization of debt issuance costs	(492)	(274)
Income before income taxes	14,669	5,583
Income tax expense	4,917	2,652
Net income	$ 9,752	$ 2,931
General Partner's interest in net income	53	15
Limited Partners' interest in net income	$ 9,699	$ 2,916

Per unit data (Basic and Diluted):
Net income available to limited partners	$ 0.16	$ 0.05
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	0.01	--

Limited Partner's interest in net income under FASB ASC 260-10-45-60	$ 0.15	$ 0.05

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	60,556	64,189

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended December 31,
(in thousands)	2012	2011

Net income	$ 9,752	$ 2,931
Plus:
Income tax expense	4,917	2,652
Amortization of debt issuance cost	492	274
Interest expense, net	2,329	2,724
Depreciation and amortization	4,358	3,629
EBITDA	21,848	12,210

(Increase) / decrease in the fair value of derivative instruments	7,965	7,118
Adjusted EBITDA	29,813	19,328

Add / (subtract)
Income tax expense	(4,917)	(2,652)
Interest expense, net	(2,329)	(2,724)
Provision for losses on accounts receivable	1,763	1,450
Increase in accounts receivables	(106,395)	(79,111)
Increase in inventories	(35,683)	(18,883)
Decrease in customer credit balances	(22,603)	(5,316)
Change in deferred taxes	864	1,154
Change in other operating assets and liabilities	18,905	11,989
Net cash used in operating activities	$ (120,582)	$ (74,765)

Net cash used in investing activities	$ (832)	$ (26,898)

Net cash provided by financing activities	$ 27,639	$ 28,794

Home heating oil and propane gallons sold	97,100	91,100
CONTACT: Star Gas Partners
         Investor Relations
         203/328-7310

         Chris Witty
         Darrow Associates
         646/438-9385 or cwitty@darrowir.com